Exhibit 10.1.29

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS

BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

Intelsat Transponder Service Order

Service Order No. 25541

	Intelsat Information:	Customer Information:
Name:	Intelsat Corporation	Gogo LLC
Place/Type of Organization:	A Delaware corporation
Address:	3400 International Drive, N.W.	1250 N. Arlington Heights Road, Suite 500
City/Country:	Washington, DC 20008	Itasca, IL 60143
Attention:	Assistant General Counsel, NA Sales	Saumil Mehta
Telephone:	(202) 944-7986	(630) 647-7207
Facsimile:	(202) 944-7529
E-mail:	Na-contracts@intelsat.com	smehta@gogoair.com

1.	By signing and returning this Service Order No. 25541 (“Service Order”) to Intelsat, Gogo LLC (“Customer”) is making an offer to purchase the service described in this Service Order (“Service”) from Intelsat Corporation (“Intelsat”). When executed by Intelsat, this Service Order shall become binding.

2.	Provision of the Service is subject to Intelsat receiving from Customer any Deposit/Collateral specified below in a form acceptable to Intelsat at least 15 calendar days prior to the Service Start Date.

3.	This Service Order and the Service are subject to the terms and conditions of the Master Service Agreement (“MSA”) referenced below which is incorporated herein by reference. In the event of a conflict between this Service Order and the MSA, this Service Order shall control.

Type of Service Order	☒ New Service ☐ Renewal ☐ Amendment
Master Service Agreement (“MSA”)	Type of MSA Date 25 August 2008 Account 123639
Deposit	[***]
Billing Method	Monthly in advance

Service ID (SVO) No.: 512299

Orbital Location/Satellite	72.1° East IS-22
Bandwidth (MHz)	[***]
Up/Downlink Beam	MOKH/MOKV
Initial Transponder Allocation	[***]
Preemptibility	☐ Preemptible ☒ Non-Preemptible
Service Start Date (SSD)	15 March 2013 (Billing will commence on the SSD whether the Service commences or not, unless any delay is caused solely and directly by Intelsat.)
Service End Date (SED)	14 Sep 2018

Intelsat Confidential and Proprietary	Page 1 of 10

Bandwidth & Payment Schedule

SVO No.	Term	Service Fee (US$)
512299	[***] [***] [***] [***] [***] [***]	[***] per month [***] per month [***] per month [***] per month [***] per month [***] per month

4.	The following Appendices attached hereto, all of which are incorporated herein by reference, shall collectively comprise this Transponder Service Order:

Technical Requirements

Appendix A:	Reserved/Not Applicable
Appendix B:	Technical Appendix for Transponder Segment Services (attached hereto)
Appendix C:	Operational Requirements for Intelsat Satellites. (attached hereto)

5.	Each of the parties has duly executed and delivered this Service Order as of the latest date set forth below (the “Execution Date”).

INTELSAT CORPORATION		GOGO LLC

By:	/s/ Patricia Casey	By:	/s/ Anand Chari

Name:	Patricia Casey	Name:	Anand Chari

Title:	Senior VP and Deputy General Counsel	Title:	CTO

Date:	August 21, 2012	Date:	8/17/12

Intelsat Confidential and Proprietary	Page 2 of 10

ADDITIONAL TERMS AND CONDITIONS

FOR TRANSPONDER SERVICES

1. THE SERVICE

Transponder Service is the supply of satellite capacity managed by Customer. Any renewal or extension of the Service will be the subject of a separate agreement.

1.1 Non-Preemptible Service: A Service that cannot be interrupted, suspended, or terminated to restore other Services.

1.2 Preemptible Service: A Service that may be interrupted, suspended, or terminated at any time. Customer must vacate the capacity immediately upon notification by Intelsat.

2. PREEMPTION

2.1 Notification of Preemption: Customer will specify in writing, prior to the Service Start Date, a telephone number at which English-speaking personnel may be reached by Intelsat on a 24 x 7 basis.

2.2 Failure to Vacate: If Customer continues to use a Service after its Service End Date, Intelsat may terminate the Service or continue to provide it on a preemptible basis for a price determined by Intelsat until terminated upon notice to Customer. Customer’s payment of this fee does not authorize Customer to continue to use the Service.

3. SERVICE RESTORATION

3.1 Service Restoration: In the event any Service hereunder fails, Intelsat shall attempt to restore Customer’s Service with Service on the Satellite or another Intelsat satellite with substantially similar coverage and performance. Such capacity will then become the Service. If Intelsat does not restore a failed Service hereunder, this Service Order will terminate without further liability as of the time of failure and any amounts prepaid by Customer for Services following the effective date of termination shall be returned to Customer.

3.2 Service Distribution and/or Wholesale Customer Agreement Customers: Annex F is deleted in its entirety and replaced with the following: In cases of satellite failure or malfunction, Intelsat will use reasonable efforts to restore affected Services in accordance with the relevant Service Order/Contract.

4. SERVICE INTERRUPTION CREDITS/OUTAGE CREDITS AND CONFIRMED FAILURE

4.1 A “Service Interruption” or “Confirmed Outage” occurs when Service materially fails to comply with the performance parameters in the relevant Technical Appendix, and such noncompliance is confirmed by Intelsat. A Confirmed Outage will be deemed to commence when Customer notifies Intelsat, and to end when Intelsat notifies Customer or Customer has actual knowledge that Service has been restored. Any period during which Customer uses the applicable Service will not count towards the duration of the Service Interruption or Confirmed Outage.

4.2 “Interruption Credit” or “Outage Credit” is a credit against future charges for the Service. Credits will be given for Service Interruptions or Confirmed Outages of one (1) hour or more, and will be calculated as a proportion of the monthly service charge, based on the number of hours in the month in which the Service Interruption or Confirmed Outage occurred.

4.3 Confirmed Failure: Subject to the provisions set forth in Sections 7.2 and 7.5 of the Master Service Agreement, if the Service fails to meet the performance specifications of the Technical Appendix for: (a) a cumulative period of 10 hours during any consecutive 30-day period, or (b) any period of time following a catastrophic event under circumstances that make it clearly ascertainable that a failure described in clause (a) will occur, the Service shall, subject to Intelsat’s confirmation, have suffered a “Confirmed Failure.” All determinations as to Confirmed Failures should be made on an individual transponder segment by transponder segment basis. In the event of a Confirmed Failure, Intelsat may, subject to availability, employ certain redundant equipment units on the Satellite or provide Service to Customer using another transponder which provides substantially similar coverage and performance or provide Service on another Intelsat satellite with substantially similar coverage and performance.

5. MISCELLANEOUS

5.1 Billing Policy: Intelsat will commence billing on the Service Start Date, whether services commence or not, unless the delay is solely and directly caused by Intelsat. Intelsat may apply the Deposit/Collateral paid hereunder to cover any outstanding payments due by Customer to Intelsat under this Service Order or any other Service Order subject to the terms and conditions of the MSA. Intelsat shall return any remaining Deposit/Collateral to Customer when all Services under the MSA end and all liabilities are settled.

5.2 Replacement Satellite: During the term of this Service Order, Intelsat may replace the Satellite with another satellite that provides substantially similar coverage and performance (“Replacement Satellite”). Provided there is available substantially similar coverage and performance on the Replacement Satellite, Intelsat may provide such capacity to Customer, in which case it will provide replacement Technical Appendices to the Customer, and this Service Order will continue with such Replacement Satellite Service for the remainder of its term. Intelsat will use all reasonable efforts to minimize any disruption of operations while the Service is being transferred. In the event Intelsat either (a) takes the Satellite out of commercial service at its orbital location and does not replace the Satellite; or (b) replaces the Satellite with a Replacement Satellite but does not provide Replacement Satellite Service, this Service Order will automatically terminate on the date that the Satellite is taken out of commercial operation or redeployed.

5.3 Transmission Plan: Transmission plans must be submitted to Intelsat for approval at least 10 business days before the Service Start Date. Customer will be permitted, subject to Intelsat’s approval, to modify the transmission plan from time to time. Intelsat reserves the right to charge Customer a reasonable fee for transmission plan modifications. All proposed modifications must be submitted at least 10 business days prior to their intended activation. Intelsat’s approval of the transmission plan is not authorization for Customer to access the Intelsat space segment; a separate message from Intelsat will provide information to Customer for coordinating the activation of carriers. This Service Order is entered into with the understanding that this Service will not create harmful technical interference to other services. Should such interference occur, Customer assumes all liability. In addition, Intelsat reserves the right to ensure that no technical impairments are caused to other services, including, if necessary, terminating the Service.

5.4 Earth Station Approval: All Customer earth stations must be registered with Intelsat prior to the service start date. All antennas must be authorized in the host country by all relevant regulatory and licensing authorities. Registration is available via https://my.intelsat.com.

6. [***]

6.1 [***]

6.2 [***]

Intelsat Confidential and Proprietary	Page 3 of 10

APPENDIX B

TECHNICAL APPENDIX

Satellite Information
Satellite:	IS-22
Orbital Location:	72.1° East Longitude
Uplink Beam/Band:	MOKH / Ku-Band
Downlink Beam/Band:	MOKV / Ku-Band
Nominal Transponder Bandwidth:	[***] MHz
Customer Transponder Capacity Allocation:	[***] MHz

1.0 INTRODUCTION

This Technical Appendix contains the Performance Specifications for the Ku-Band transponders assigned to the Intelsat IS-22 MOKH Uplink beam - MOKV Downlink beam. As described further herein the specifications are applicable to a full transponder allocation on a [***] MHz transponder and associated spares as noted, if available.

2.0 SATELLITE PERFORMANCE CHARACTERISTICS

Orbital Tolerances:	Longitude Tolerance:	± 0.05 degrees
	Inclination Tolerance:	± 0.05 degrees

2.1 Communication Antenna Pointing. The Satellite will maintain the orientation of its communications antenna relative to the earth such that the EIRP, G/T and SFD described in Section 3.1 are maintained.

3.0 COMMUNICATION SYSTEM PERFORMANCE CHARACTERISTICS

3.1 EIRP, G/T and SFD within Beam Coverage Area. Figure B-1 provides EIRP contours for the Satellite Downlink Beam, while Figure B-2 provides G/T contours for the Satellite Uplink Beam. These contours permit the user to estimate EIRP and G/T for any location within the Beam Coverage Areas. Minimum beam reference EIRP for the Transponder is 44.8 dBW ±1.0 dB, minimum beam reference G/T for the transponder is -0.9 dB/K ±1.5 dB. The SFD (at 0 dB/K G/T and 0 dB attenuation) is -107.4 dBW/m2.

Note:	Beam Reference Contour values are based on the representative beam patterns attached. The contours are provided for estimation purposes only. It is recommended that a 1 dB margin be included when utilizing the contours.

3.1.1 Input Attenuators. The gain of each transponder is adjustable by ground command over a range of 0 to 39 steps in 1 dB increments per step.

3.1.2 Saturation. For the purposes of this Specification, saturation is defined as the point on the single carrier power-out versus power-in transfer curve corresponding to the operating point that provides the specified EIRP output power and simultaneously meets the required linearity.

3.1.3 SFD Gain Stability. The SFD shall not vary by more than ±1.5 dB over any 24 hour period and ±2 dB over the life of the Satellite for the specified coverage area.

a)	Including the gain variations of the transponder.

b)	Excluding the use of ground commandable gain.

c)	Excluding effects of spacecraft attitude errors.

d)	Including antenna thermal distortion.

Figure B-1. IS-22 Ku-Band MOKV Downlink Beam with ± 1.0 dB for each beam contour

(EIRP Contours: 49.0, 48.0, 47.0, 46.0, 45.0, 44.8, 44.0, 43.0 dBW) ± 1.0 dB

Figure B-2. IS-22 Ku-Band MOKH Uplink Beam

(G/T Contours: +3.9, 2.9, 1.9, 0.9, -0.1, -.9, -1.1, -2.1 dB/K)

3.1.4 Two Carriers and Multi-carrier Operation. The values provided in Sections 3.1 are based on the occupancy of the transponder by a single carrier. While subject to final approval by Intelsat and based on specific transponder configuration, dual-carrier operation (2 carriers), or multi-carrier operation (3 or more carriers) must be conducted with a composite output and input backoff meeting the following specifications:

Mode	Output	Input (see Note below)
Multi Carrier:	3.8 dB/composite	5.5 dB/composite
Single Carrier (in fractional lease,
2-carriers per transponder):	1.8 dB/composite	2.3 dB/composite

Note: For operation of carrier modulation other than QPSK, additional power constraints may be imposed in order to reduce the generation of intermodulation and other spurious signals.

Prior to carrier activation, Customer must provide Intelsat with a transmission plan detailing the proposed carrier frequency, modulation and coding type, as well as required yearly service availability level, along with other pertinent technical information, for approval by Intelsat. The approval will consist of the specific carrier operational parameters. Intelsat reserves the right to adjust the composite input backoff to achieve the specified output backoff.

3.1.5 EIRP Change Due to Redundant Power Amplifier. When any transponder is switched from its primary HPA to an adjacent HPA, the transponder output power shall not decrease by more than 0.5 dB relative to the EIRP using the primary power amplifier.

3.1.6 Gain Change Due to First Redundant Receiver. When the first receiver is substituted for a redundant receiver, the gain of the affected transponders shall not decrease by more than 0.5 dB.

3.2 SATELLITE COMMUNICATION SYSTEM EXPECTED PERFORMANCE

3.2.1 Co-Channel Interference. The Total Co-Channel Interference ratio due to interference from co-frequency carriers on the satellite is expected to be on average better than 30 dB for most locations within the Beam Reference Contour.

3.2.2 Nominal Channel Frequencies and Polarization. Each Transponder in the Beam Coverage Area shall use the Uplink and Downlink frequency range provided in Table 1 below. Moreover, the Beam Coverage Area shall be accessible by either linear vertical or horizontal polarization. Intelsat reserves the right to assign and/or reassign Customer’s space segment allocation within the Transponder or to other Transponders or Satellites within the applicable Uplink and/or Downlink Beam Coverage Area. Except in emergency circumstances, Intelsat shall notify Customer of any changes to its initial allocation as soon as reasonably practicable prior to such change and shall use reasonable efforts to minimize disruption to Customer’s Transponder Capacity during any such change.

3.2.3 Frequency Translation. The communication system translates Uplink transmissions by a net frequency subtraction identified in Table 1 below. The net translation error is not expected to exceed ±7.5 kHz over the operating lifetime of the satellite, with variations over any 24 hours period not to exceed ±1.5 kHz.

Table 1. Frequency Range and Corresponding Translation Frequency

Uplink Band	Downlink Band	Translation Frequency
[***]	[***]	[***]

End of Appendix B.

APPENDIX C

EARTH STATION AND OPERATIONAL REQUIREMENTS

FOR DIGITAL SERVICES VIA INTELSAT C-BAND AND KU-BAND TRANSPONDERS

1.0 INTRODUCTION. This document contains the earth station requirements and associated operational procedures for transmission via C-band and Ku-band transponders on all Intelsat satellites (collectively, the “Operational Requirements”). These Operational Requirements may be modified from time to time by Intelsat, in its reasonable discretion. Unless otherwise expressly defined herein, defined terms shall have the meanings ascribed to them in the applicable Agreement.

2.0 EARTH STATION REQUIREMENTS.

2.1 Earth Station EIRP. The required earth station Equivalent Isotropic Radiated Power (EIRP) per carrier is a function of the following:

(1)	the satellite receiver sensitivity (G/T),

(2)	the outage margin provided,

(3)	the location of the transmit and receive earth stations within the uplink and downlink beams, and,

(4)	the loading of the transponder (i.e., the number, type and frequency assignment of the various carriers within the transponder).

For full saturated transponder allocations, earth stations must be capable of transmitting a modulated carrier with an EIRP sufficient to achieve the nominal satellite SFD given in the Service Specifications with a margin of at least 2 dB.

For partial transponder allocations, the actual assigned operating EIRP for a given earth station will be specified in the Service Specifications, taking into account the actual transponder performance and loading prior to the time of the transmission.

2.2 EIRP Stability. The EIRP in the direction of the Satellite must, under clear sky conditions, be maintained to within +/-0.5 dB of the assigned operating EIRP; provided, however, in the event that the transponder transmitted to has multiple carriers, additional EIRP variation may be permitted, upon approval of Intelsat. Under no circumstances may the EIRP exceed the assigned value by more than 1 dB.

2.3 Earth Station Transmit Gain Requirement. The gain of the transmit antenna must be sufficient to yield the maximum EIRP, as defined in Section 2.1, with a maximum carrier power level at the transmit feed to be determined by coordination agreements reached by Intelsat with other networks. If antenna size resulting from above requirement is excessive, Intelsat may reduce requirement provided that adjacent satellite flux density limits are maintained. The uplink power of TV carriers, as measured at the transmit earth station antenna feed, shall not exceed any limits specified in this document.

2.4 HPA Requirement. In determining the HPA size for a given earth station, it is necessary not only for each earth station to meet the maximum EIRP requirements for each carrier transmitted, but also to meet the emission constraints set forth in Section 3.4 or 4.2, as applicable. If a given earth station is to transmit more than one carrier, the HPA may have to operate at an output backoff of several dB in order to meet the emission constraints, and therefore, must be sized accordingly.

2.5 Antenna Performance. The fixed (hub) earth stations shall satisfy the following transmit sidelobe performance envelopes:

G < = 29 - 25 log10 (q) dBi,	1°< q < = 7°
G < = 8 dBi,	7°<	q < = 9.2°
G < = 32 - 25 log 10 (q) dBi	9.2°< q < = 48°
G < = -10 dBi,		q > 48°

where G is the gain of the sidelobe envelope, relative to an isotropic antenna, in the direction of the geostationary orbit and q is the angle in degrees between the main beam axis and the direction considered.

The aircraft earth stations antenna performance will be specified in terms of off axis EIRP density as follows:

For operations within the territory of the United States of Americ the co-polarized off-axis EIRP spectral-density emitted from the earth station, in the plane of the geostationary satellite orbit (GSO) as it appears at the particular earth station location, shall not exceed the following values:

-50 + (29-25*Log10 (q)) dBW/Hz             1.5°≤        q ≤ 7°

For operations outside the territory of the United States of Americ the co-polarized off-axis EIRP spectral-density emitted from the earth station, in the plane of the geostationary satellite orbit (GSO) as it appears at the particular earth station location, shall not exceed the following values:

-45 + (29-25*Log10 (q)) dBW/Hz             1.5°≤ q ≤ 7°

Where q is the angle in degrees between the main beam axis and the direction considered.

2.6 Transmit Earth Station Polarization.

For the fixed (hub) earth stations the earth station cross-polarization discrimination must be a minimum of 30 dB within the main beam of the earth station’s transmit antenna pattern.

For aircraft earth stations the discrimination must be a minimum of 15 dB within the main beam of the earth station’s transmit antenna pattern.

2.7 Additional Requirements for Uplink Earth Stations operating in the 13.75 – 14.0 GHz Band.

(1)	Earth Stations operating in the United States and Possessions: Unless otherwise expressly approved by Intelsat and then authorized by the FCC, the EIRP of any emission from any and all earth stations operating in the 13.75 - 14.0 GHz Band shall be at least 68 dBW and shall not exceed 85 dBW, with a minimum antenna diameter of 4.5 meters; provided, however, in the 13.772-13.778 GHz Band, the EIRP shall not exceed 71 dBW per 6 MHz, with a minimum antenna diameter of 4.5 meters.

(2)	Earth Stations operating outside of the United States and Possessions: With regard to all earth stations operating in the 13.75 – 14.0 GHz Band OUTSIDE of the United States and Possessions:

(a)	Earth Stations operating in the 13.75 – 14.0 GHz Band shall have a minimum diameter of 1.2 meters.

(b)	EIRP emissions from any and all earth stations operating with an antenna diameter greater than or equal to 4.5 meters shall be at least 68 dBW and shall not exceed 85 dBW.

(c)	Earth Stations operations in the 13.770 – 13.780 GHz Band shall have additional EIRP density limits as defined in International Telecommunications Union Radio Regulations No. 5.503.

(d)	Without limitation to any of the foregoing conditions or any other conditions in this Attachment or the Agreement, all earth stations must, at all times, comply with all applicable domestic and international laws, rules, and regulations, as in effect from time to time.

3.0 ANALOG VIDEO SERVICE REQUIREMENTS

Not Applicable

4.0 DIGITAL SERVICE REQUIREMENTS

4.1 Modem Requirements. The Customer may use any digital, SCPC/PSK, MCPC/PSK satellite modem that meets their particular requirements, subject to the following constraints which are designed to ensure excess interference is not experienced by adjacent satellites or by other users of the Satellite:

(1)	Digital Modems - Scrambling must be provided to ensure that uniform spectral spreading is applied to the transmitted carrier at all times. A data scrambler built in accordance with ITU Rec. V.35, or a functionally equivalent unit with similar spectrum spreading characteristics, must be employed.

(2)	SCPC/PSK and MCPC/PSK - In general, any SCPC/PSK or MCPC/PSK modem which meets all relevant ITU recommendations is allowed, subject to prior approval by Intelsat.

(3)	Other Modems - The use of other modem types is subject to approval by Intelsat.

4.2 Emission Constraints. The transmit earth station must be equipped and operated in such a manner that spurious emission at the output of the antenna due to all sources does not exceed 4 dBW/4 kHz outside of the assigned carrier bandwidth.

4.3 Carrier Frequency Assignments. Intelsat shall assign Customer’s uplink and/or downlink frequencies in accordance with the Agreement. Earth stations must be capable of operating at any frequency and polarization within the Service Transponder. For digital transmissions, frequencies will be assigned to the nearest 0.025 MHz. It is recommended that all transmit earth stations further be capable of operation across the entire satellite uplink frequency band as Intelsat may change carrier frequency assignments in accordance with the Agreement. Unless specifically approved by Intelsat, the aggregate allocated bandwidth of carriers within a multi-carrier transponder or allocation should not exceed 90% of Customer’s total allocated bandwidth in order to provide flexibility in carrier assignments and to reduce the effects of intermodulation noise, adjacent carrier interference, co-channel interference, and adjacent satellite interference.

5.0 UPLINK REQUIREMENTS

5.1 Uplink Requirements. Before any transmit earth station may access a Intelsat satellite, it must demonstrate compliance with the technical requirements set forth in Sections 2.0, 3.0, and 4.0 and have approval from Intelsat’s Network Operations Center. In order to ensure that the transmissions of a given earth station do not interfere with the transmissions of other earth stations utilizing the Satellite, or adjacent satellites, it is necessary that certain operational requirements be met. Specifically, users of Intelsat’s digital transmission services must observe the following:

(1)	The EIRP in the direction of the Satellite must be maintained to within +/- 0.5 dB of the value specified by Intelsat, except under adverse weather conditions. This EIRP tolerance limit includes all earth station factors which affect EIRP variation, including HPA output power level stability and antenna pointing errors.

(2)	The center frequency of all transmitted carriers must be maintained to within +/- 0.025 R Hz (up to a maximum of +/- 10 kHz) of the value assigned by Intelsat. [Note - The transmission rate (R) is defined as the bit rate entering the QPSK modulator, i.e., it is the information rate plus overhead multiplied by the inverse of the FEC code rate.]

(3)	The frequency stability of the earth station receive chain must be consistent with the frequency acquisition and tracking capabilities of the demodulator. As a minimum, it is recommended that the short term (24 hour) receive chain stability be less than +/- 2 kHz and the long term stability (7 day) be less than +/- 10 kHz.

(4)	Any earth station transmitting to a Intelsat Satellite must be under the active control of the user. Specifically, the user must provide a means for immediate cessation of transmission in the event that notification is received from Intelsat that such a step is necessary to avoid harmful interference to other users or other satellite systems.

5.2 Uplink Restrictions. Except as may be permitted by Intelsat during a coordinated test period, no earth station operator shall transmit an unmodulated carrier through any transponder. The operation of each earth station must be in strict adherence with Customer’s Intelsat-approved Transmission Plan. Any deviation from that Transmission Plan must be approved in advance by Intelsat. Under no circumstances shall any earth station transmit any RF carrier to any Intelsat satellite on a frequency not authorized by Intelsat, whether or not that frequency is in use by other stations.

5.3 Carrier line-up and in-service monitoring. Facilities must be provided by the user to measure the link parameters and transmission characteristics during initial carrier line-up. In addition, in-service monitoring by the user of the carrier EIRP and the received BER is required.

In order to perform initial carrier line-up the user must provide a means to measure and adjust the transmitted carrier level. This requirement can be satisfied if a directional coupler of known coupling factor is placed between the HPA output and the antenna feed input so as to permit accurate carrier power measurements to be performed. Means must also be provided by the user to allow the transmitted power level to be adjusted to an accuracy of +/- 0.5 dB, over the range 0 to minus 15 dB of the maximum EIRP specified in Service Specifications.

During initial carrier line-up it is also necessary for the user to be able to measure the Eb/No of the received carrier, either with a spectrum analyzer or through a filter of known bandwidth, and to perform bit-error-rate measurements using a pseudo-random test pattern.

During normal in-service operation, the user must monitor the carrier EIRP and the BER. The latter requirement can be satisfied through the use of the BER monitoring facility built into most digital modems.

5.4 Network Interface Considerations. If carriers transmitted via Intelsat’s digital transmission service are to be interfaced with a synchronous data network or other synchronous equipment, it may be necessary for the user to equip the receive station with elastic buffer storage facilities (or their equivalent) to allow for time delay variations caused by Satellite motion. The amount of storage necessary is a function of the carrier transmission rate, the maximum diurnal Satellite motion, and the longitudinal drift rate. The maximum delay variation due to Satellite motion is expected to be 0.6 milliseconds (peak-to-peak, uplink plus downlink).

Data encryption may be employed by the user, provided that the basic transmission characteristics of the carrier are not affected (i.e., provided that the emission constraints set forth in Section 4.2 are satisfied).

While users are free to utilize any digital modem that meets the basic performance requirements outlined in this document, it is the users responsibility to ensure that the modems used on both ends of a given link are compatible, and that the network interface requirements for the users particular application are satisfied.

5.5 Customer Obligations and Use. Customer must, at all times, comply with the terms and conditions of Article III, including all of its Subsections, of the Master Agreement, which are incorporated herein by this reference.

5.6 Interference and Preemption Notices. In accordance with the terms and conditions of the Agreement, Customer shall maintain, at each Customer transmit facility, and shall provide Intelsat with a telephone number that is continuously staffed, at all time during which Customer is transmitting or receiving signals to or from the Satellite, and an automatic facsimile that shall be maintained in operation and capable of receiving messages from Intelsat, at all times. Said telephone and facsimile shall be maintained for the purpose of receiving notices from Intelsat regarding interference or other problems arising out of the provision of the Service on, or any use of the Service Transponder, including, without limitation, any decision by Intelsat to preempt or interrupt provision of the Service to Customer pursuant to the Agreement. It is mandatory that the person who receives such messages has the technical capability and absolute authority to immediately terminate or modify the transmission if notified by Intelsat pursuant to the foregoing. All such notices shall be effective upon the placement of the telephone call or transmission of a facsimile message by Intelsat to Customer. If, for any reason, Customer’s telephone is not answered and its telecopier is incapable of receiving transmission, Intelsat’s notice shall be deemed to have occurred at the time it attempts to place a telephone call or transmit a facsimile message to Customer. Intelsat shall promptly confirm telephone notices in writing.